Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Provides Required Notice of Automatic Conversion of Debentures

Exton, PA December 1, 2014 - West Pharmaceutical Services, Inc. (NYSE:WST) today announced the automatic conversion of the 4% convertible junior subordinated debentures due March 15, 2047 ("Debentures") that remain outstanding on December 9, 2014 ("Conversion Date"). On the Conversion Date, the Company will:

•	Issue 36.5008 shares of its common stock for each $1,000 principal amount of Debentures, paying cash in lieu of fractional shares to each holder; and

•	Pay accrued interest through the Conversion Date.

Interest on the Debentures will cease to accrue after the Conversion Date. $161.5 million principal amount of the Debentures were issued in 2007, of which $511,000 remain outstanding. Those will be converted into 18,651 shares of the Company’s common stock.

About West

West is by the side of its healthcare partners from concept to the patient, designing and manufacturing packaging, diagnostic and delivery systems that promote the efficiency, reliability and safety of their products. Every day, West is leading the way with cutting-edge technologies and quality systems, a thorough understanding of global regulatory compliance, and an unmatched and growing knowledge base of relevant pharmaceutical product testing, development and packaging. Based in Exton, Pa., West supports its customers from sales, manufacturing, customer support and research and development locations in North and South America, Europe, Asia and Australia. Established in 1923, West’s 2013 sales totaling $1.4 billion reflect the daily use of approximately 100 million of its components and devices around the world. www.westpharma.com

West and the diamond logo and By your side for a healthier worldTM are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.